FOURTH AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT
THIS THIRD AMENDMENT effective as of July 1, 2020, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of December 21, 2018, as amended, is entered into by and between TIDAL ETF TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Exhibit A, as amended; and
WHEREAS, the parties desire to amend the fee schedule set forth on Exhibit B to the Agreement, as amended from time to time;
WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.
NOW, THEREFORE, the parties agree as follows:

1.	Third Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

2.	First Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Eric W. Falkeis	By: /s/ Anita Zagrodnik
Name: Eric Falkeis	Name: Anita Zagrodnik
Title: Chief Executive Officer	Title: Senior Vice President
Date: 6/25/20	Date: 6/26/20

Amended Exhibit A to the Transfer Agent Servicing Agreement
Separate Series of Tidal ETF Trust
Name of Series
Aware Ultra-Short Duration Enhanced Income ETF
SoFi Select 500 ETF
SoFi Next 500 ETF
SoFi 50 ETF
SoFi Gig Economy ETF
SP Funds Dow Jones Global Sukuk ETF
SP Funds S&P 500 Sharia Industry Exclusions ETF
RPAR Risk Parity ETF

Amended Exhibit B to the Transfer Agent Servicing Agreement – Tidal ETF Trust

Base Fee for Accounting, Transfer Agent & Account Services at July 1, 2020
The following reflects the greater of the basis point fee or annual minimum1 where Toroso Investments, LLC acts as Adviser to an ETF in the Tidal ETF Trust

Annual Minimum per Fund per Fund Family
Funds 1-10                $-
Funds 11+               $-

Basis Points on AUM per Fund Family
First $250m                  - bps
Next $4.75b              - bps
Balance                         - bps

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should “The Adviser” terminate this service agreement with USBFS prior to the end of the initial two year period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe USBFS up to 50% of $- ($- admin/acct/ta + $- Custody)

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

Amended Exhibit B (continued) to the Transfer Agent Servicing Agreement – Tidal ETF Trust

Accounting, Administration, Transfer Agent & Account Services
(in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)

▪	$- – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

▪	$- – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$- – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$- – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

▪	$- – Bank Loans

▪	$- – Swaptions

▪	$- – Intraday money market funds pricing, up to 3 times per day

▪	$- – Credit Default Swaps

▪	$- per Month Manual Security Pricing (>25per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for ICE data used to monitor corporate actions

▪	Foreign Equity Security per Month
$-

▪	Domestic Equity Security per Month
$- per Domestic Equity Security - First 1,000 Securities
$- per Domestic Equity Security - Next 1,000 Securities
$- per Domestic Equity Security - Balance

▪	CMOs, Asset Backed, Mortgage Backed Security per Month
$- per security
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

▪	$_ per security per month First 1,000 Securities

▪	$_ per security per month Balance

Chief Compliance Officer Support Fee

▪	CCO Support annual fee per Adviser in the trust; $- per USBFS service selected (administration, accounting, transfer agent, custodian)

▪	Annual fee per non-Adviser (i.e. sub adviser); $- for access to the CCO Portal, Quarterly CCO “Focus Calls”, and CCO Forums

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.